Exhibit 99

              HMN Financial, Inc. Announces Fourth Quarter Results

    ROCHESTER, Minn.--(BUSINESS WIRE)--Jan. 23, 2006--HMN Financial, Inc. (HMN) (NASDAQ:HMNF):

    Fourth Quarter Highlights

    -- Net income of $3.5 million, up $1.4 million, or 63.9%, over fourth quarter of 2004

    -- Diluted earnings per share of $0.87, up $0.34, over fourth quarter of 2004

    -- Net interest income up $1.2 million, or 14.0%, over fourth quarter of 2004

    --  Net interest margin up 32 basis points over fourth quarter of
        2004

    -- Provision for loan losses down $535,000, or 74.9%, from fourth quarter of 2004

    Annual Highlights

    -- Record net income of $11.1 million, up $1.8 million, or 19.1%, over 2004

    --  Diluted earnings per share of $2.77, up $0.46, or 19.9%, over
        2004

    --  Net interest income up $5.2 million, or 16.8%, over 2004

    --  Net interest margin up 30 basis points over 2004

    --  Income tax expense up $2.3 million, or 53.5%, over 2004



EARNINGS SUMMARY            Three Months Ended        Year Ended
                               December 31,           December 31,
                             2005       2004        2005      2004
                          --------------------- ----------------------
Net income                $3,476,971 2,121,976  $11,067,889 9,289,797
Diluted earnings per share     $0.87      0.53        $2.77      2.31
Return on average assets        1.39%     0.88         1.12%     1.01
Return on average equity       15.03%     9.85        12.42%    11.03
Book value per share          $20.59     18.95       $20.59     18.95


    HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $991 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.5 million for the fourth quarter of 2005, up $1.4 million, or 63.9%, from net income of $2.1 million for the fourth quarter of 2004. Diluted earnings per common share for the fourth quarter of 2005 were $0.87, up $0.34, from $0.53 for the fourth quarter of 2004.

    Fourth Quarter Results

    Net Interest Income

    Net interest income was $9.4 million for the fourth quarter of 2005, an increase of $1.2 million, or 14.0%, compared to $8.2 million for the fourth quarter of 2004. Interest income was $16.1 million for the fourth quarter of 2005, an increase of $2.4 million, or 17.5%, from $13.7 million for the same period in 2004. Interest income increased because of an increase in interest rates and an increase in the average outstanding balance of interest-earning assets. Interest rates increased primarily because of the 200 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and new loans originated. The increase in average interest-earning assets was caused primarily by the $59 million increase in the average outstanding balance of commercial loans between the periods. The average yield earned on interest-earning assets was 6.73% for the fourth quarter of 2005, an increase of 73 basis points from the 6.00% yield for the fourth quarter of 2004.
    Interest expense was $6.7 million for the fourth quarter of 2005, an increase of $1.3 million, or 22.8%, from $5.4 million for the fourth quarter of 2004. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 200 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 2.96% for the fourth quarter of 2005, an increase of 45 basis points from the 2.51% paid for the fourth quarter of 2004. Net interest margin (net interest income divided by average interest earning assets) for the fourth quarter of 2005 was 3.94%, an increase of 32 basis points, compared to 3.62% for the fourth quarter of 2004.

    Provision for Loan Losses

    The provision for loan losses was $179,000 for the fourth quarter of 2005, a decrease of $535,000, or 74.9%, from $714,000 for the fourth quarter of 2004. The provision for loan losses decreased primarily because of the $27 million decrease in the loan portfolio in the fourth quarter of 2005 compared to an $13 million increase in the portfolio in the fourth quarter of 2004. The decrease in the loan portfolio in 2005 was primarily the result of several large commercial loans being paid down or sold during the quarter. Non-performing assets were $3.9 million at December 31, 2005, a decrease of $1.0 million, or 20.5%, from the $4.9 million in non-performing assets at December 31, 2004. Non-performing loans decreased $2.0 million, non-performing other assets decreased $23,000, and foreclosed and repossessed assets increased $1.0 million between the periods.

    Non-Interest Income and Expense

    Non-interest income was $1.8 million for the fourth quarter of 2005, an increase of $625,000, or 53.8%, from $1.2 million for the fourth quarter of 2004. Security losses decreased $518,000 between the periods primarily due to the write down in the fourth quarter of 2004 of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment whose decline in value due to decreased interest rates was determined to be other than temporary. Gain on sales of loans increased $176,000 due primarily to the $256,000 increase between the periods in the gain recognized on the sale of government guaranteed commercial loans due to an increase in the volume of loans sold. Other non-interest income decreased $42,000 primarily because of increased losses on the sale of repossessed assets in the fourth quarter of 2005 when compared to the same period of 2004.
    Non-interest expense was $5.4 million for the fourth quarter of 2005, an increase of $81,000, or 1.5%, from $5.3 million for the fourth quarter of 2004. Compensation expense increased $154,000 between the periods primarily because of annual payroll cost increases. Occupancy expense increased $42,000 primarily because of the additional corporate office space occupied in the first quarter of 2005 and because of increased amortization expense on various software upgrades that were implemented between the periods. Advertising expense decreased $46,000 and other expenses decreased $55,000 between the periods primarily because of lower costs related to the internal control evaluation and reporting requirements of the Sarbanes Oxley legislation. Income tax expense increased $880,000 between the periods primarily due to increased taxable income.

    Return on Assets and Equity

    Return on average assets for the fourth quarter of 2005 was 1.39%, compared to 0.88% for the fourth quarter of 2004. Return on average equity was 15.03% for the fourth quarter of 2005, compared to 9.85% for the same quarter in 2004. Book value per common share at December 31, 2005 was $20.59, compared to $18.95 at December 31, 2004.

    Annual Results

    Net Income

    Net income was $11.1 million for the year ended December 31, 2005, an increase of $1.8 million, or 19.1%, compared to $9.3 million for the year ended December 31, 2004. Diluted earnings per common share for the year ended December 31, 2005 were $2.77, up $0.46, or 19.9%, from $2.31 for the year ended December 31, 2004.

    Net Interest Income

    Net interest income was $35.8 million for the year ended December 31, 2005, an increase of $5.2 million, or 16.8%, from $30.6 million in 2004. Interest income was $60.3 million for the year ended December 31, 2005, an increase of $8.7 million, or 16.8%, from $51.6 million for the same period in 2004. Interest income increased because of an increase in interest rates and an increase in the average outstanding balance of interest-earning assets of $66 million between the periods. Interest rates increased primarily because of the 200 basis point increase in the prime interest rate between the periods. The increase in interest-earning assets was primarily the result of the $85 million increase in the average outstanding balance of commercial loans between the periods. The average yield earned on interest-earning assets was 6.41% for the year ended December 31, 2005, an increase of 51 basis points from the 5.90% yield for the same period of 2004.
    Interest expense was $24.5 million for the year ended December 31, 2005, an increase of $3.5 million, or 16.8%, from the $21.0 million for the same period in 2004. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 200 basis point increase in the federal funds rate between the periods. Interest expense also increased because of the $58 million increase in the average outstanding interest bearing liabilities between the periods. The average interest rate paid on interest-bearing liabilities was 2.76% for the year ended December 31, 2005, an increase of 23 basis points from the 2.53% paid for the same period of 2004. Net interest margin (net interest income divided by average interest earning assets) for the year ended December 31, 2005 was 3.80%, an increase of 30 basis points, compared to 3.50% for the same period of 2004.

    Provision for Loan Losses

    The provision for loan losses was $2.7 million for the year ended December 31, 2005, a decrease of $81,000, or 2.9%, from $2.8 million in 2004. The provision for loan losses decreased primarily because the commercial loan portfolio growth rate decreased from 13.5% in 2004 to 3.4% in 2005. The decrease in the provision related to reduced loan growth during the period was partially offset by an increase in the provision related to loan charge offs which increased from $738,000 in 2004 to $3.1 million in 2005. Loans charged off during 2005 included commercial loans of $2.6 million, consumer loans of $228,000, and mortgage loans of $234,000.

    Non-Interest Income and Expense

    Non-interest income was $6.5 million for the year ended December 31, 2005, an increase of $542,000, or 9.1%, from $6.0 million for the same period in 2004. Security losses decreased $514,000 between the periods primarily due to the write down in the fourth quarter of 2004 of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment whose decline in value due to decreased interest rates was determined to be other than temporary. Gain on sales of loans increased $150,000 due primarily to the $488,000 increase in the gain recognized on the sale of government guaranteed commercial loans in 2005 when compared to the same period of 2004 due to an increase in the volume of loans sold. Other non-interest income decreased $105,000 in 2005 primarily because of increased losses on the sale of repossessed and foreclosed assets that were partially offset by increased rental income from leasing space at an existing branch facility to a third party.
    Non-interest expense was $21.8 million for the year ended December 31, 2005, an increase of $1.6 million, or 8.1%, from $20.2 million for the same period in 2004. Compensation and benefits expense increased $954,000 due primarily to annual payroll cost increases. Occupancy expense increased $451,000 primarily because of additional corporate office space occupied in the first quarter of 2005 and increased amortization expense on various software upgrades that were implemented between the periods. Other operating expenses increased $186,000 primarily because of increased costs on foreclosed and repossessed assets and increased charitable contributions in 2005 when compared to the same period in 2004. Income tax expense was $6.7 million for the year ended December 31, 2005, an increase of $2.3 million, or 53.5%, compared to $4.4 million for the same period in 2004. Income tax expense increased between the periods due to an increase in taxable income and an increase in the effective tax rate from 32.1% in 2004 to 37.8% in 2005. The increase in the effective tax rate was primarily the result of changes in state tax laws that occurred in 2005.

    Return on Assets and Equity

    Return on average assets for the year ended December 31, 2005 was 1.12%, compared to 1.01% for the same period in 2004. Return on average equity was 12.42% for the year ended December 31, 2005, compared to 11.03% for the same period in 2004.

    President's Statement

    "I am pleased to report record earnings for the third consecutive year," said HMN President Michael McNeil. "Our ability to provide competitive loan and deposit services to our business customers has allowed us to change the mix of our assets and liabilities and was a significant factor in obtaining the record results in 2005."

    General Information

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in Rochester, St. Cloud, and Dodge Center, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

    Safe Harbor Statement

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, changes in monetary and fiscal policies of the federal government or changes in tax laws. Additional factors that may cause actual results to differ from the Company's assumptions and expectations include those set forth in the Company's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.



                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                              (unaudited)

----------------------------------------------------------------------
                                            December 31,  December 31,
                                                2005          2004
----------------------------------------------------------------------

                   Assets
Cash and cash equivalents................... $47,268,795   34,298,394
Securities available for sale:
   Mortgage-backed and related securities
    (amortized cost $7,428,504 and
    $9,509,377).............................   6,879,756    9,150,871
    Other marketable securities
     (amortized cost $113,749,841 and
     $95,097,051)........................... 112,778,813   94,521,512
                                            ------------- ------------
                                             119,658,569  103,672,383
                                            ------------- ------------

Loans held for sale.........................   1,435,141    2,711,760
Loans receivable, net....................... 785,678,461  783,213,262
Accrued interest receivable.................   4,460,014    3,694,133
Real estate, net............................   1,214,621      140,608
Federal Home Loan Bank stock, at cost.......   8,364,600    9,292,800
Mortgage servicing rights, net..............   2,653,635    3,231,242
Premises and equipment, net.................  11,941,863   12,464,265
Investment in limited partnerships..........     141,048      168,258
Goodwill....................................   3,800,938    3,800,938
Core deposit intangible, net................     219,760      333,617
Prepaid expenses and other assets...........   1,854,948    2,638,681
Deferred tax asset..........................   2,544,400    1,012,700
                                            ------------- ------------
    Total assets............................$991,236,793  960,673,041
                                            ============= ============


    Liabilities and Stockholders' Equity
Deposits....................................$731,536,560  698,902,185
Federal Home Loan Bank advances............. 160,900,000  170,900,000
Accrued interest payable....................   2,085,573    1,314,356
Customer escrows............................   1,038,575      762,737
Accrued expenses and other liabilities......   4,947,816    5,022,927
                                            ------------- ------------
    Total liabilities....................... 900,508,524  876,902,205
                                            ------------- ------------
Commitments and contingencies
Stockholders' equity:
    Serial preferred stock: ($.01 par value)
     Authorized 500,000 shares; issued and
     outstanding shares none................           0            0
    Common stock ($.01 par value):
     Authorized 11,000,000; issued shares
     9,128,662..............................      91,287       91,287
Additional paid-in capital..................  58,011,099   57,875,595
Retained earnings, subject to certain
 restrictions...............................  98,951,777   91,408,028
Accumulated other comprehensive loss........    (917,577)    (604,446)
Unearned employee stock ownership plan
 shares.....................................  (4,350,999)  (4,544,300)
Unearned compensation restricted stock
 awards.....................................    (182,521)           0
Treasury stock, at cost 4,721,402 and
 4,708,798.................................. (60,874,797) (60,455,328)
                                            ------------- ------------
    Total stockholders' equity..............  90,728,269   83,770,836
                                            ------------- ------------
Total liabilities and stockholders' equity..$991,236,793  960,673,041
                                            ============= ============
----------------------------------------------------------------------



                 HMN FINANCIAL, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                              (unaudited)

----------------------------------------------------------------------
                         Three Months Ended          Year Ended
                            December 31,            December 31,
                         2005          2004      2005          2004
----------------------------------------------------------------------
Interest income:
 Loans receivable.....$14,889,241  12,742,396  56,376,920  47,962,485
 Securities available
  for sale:
     Mortgage-backed
      and related.....     73,239      92,434     325,940     385,067
     Other marketable.    802,393     717,309   2,744,202   2,897,834
 Cash equivalents.....    237,688      57,311     580,500     164,061
 Other................     71,326      68,224     253,611     207,240
                      ------------ ----------- ----------- -----------
     Total interest
      income.......... 16,073,887  13,677,674  60,281,173  51,616,687
                      ------------ ----------- ----------- -----------

Interest expense:
 Deposits.............  4,874,673   3,383,353  17,233,400  12,398,505
 Federal Home Loan
  Bank advances.......  1,792,589   2,044,354   7,278,050   8,594,790
                      ------------ ----------- ----------- -----------
    Total interest
     expense..........  6,667,262   5,427,707  24,511,450  20,993,295
                      ------------ ----------- ----------- -----------
    Net interest
     income...........  9,406,625   8,249,967  35,769,723  30,623,392
Provision for loan
 losses...............    179,000     714,000   2,674,000   2,755,000
                      ------------ ----------- ----------- -----------
    Net interest
     income after
     provision
     for loan losses..  9,227,625   7,535,967  33,095,723  27,868,392
                      ------------ ----------- ----------- -----------

Non-interest income:
 Fees and service
  charges.............    724,713     761,648   2,719,004   2,776,553
 Mortgage servicing
  fees................    308,432     298,971   1,210,192   1,168,760
 Securities losses,
  net.................    (21,000)   (539,000)    (21,000)   (535,188)
 Gain on sales of
  loans...............    610,504     434,534   1,852,940   1,702,979
 Losses in limited
  partnerships........     (6,500)     (6,501)    (27,210)    (26,118)
 Other................    170,583     212,281     775,294     880,233
                      ------------ ----------- ----------- -----------
    Total non-interest
     income...........  1,786,732   1,161,933   6,509,220   5,967,219
                      ------------ ----------- ----------- -----------

Non-interest expense:
 Compensation and
  benefits............  2,800,281   2,646,270  11,140,329  10,186,538
 Occupancy............  1,001,749     959,612   4,080,880   3,629,766
 Deposit insurance
  premiums............     32,479      25,366     129,683      95,465
 Advertising..........     92,736     138,826     384,184     430,417
 Data processing......    269,911     277,604   1,031,630     930,144
 Amortization of
  mortgage servicing
  rights, net.........    252,881     265,968   1,019,766   1,061,407
 Other................    989,449   1,044,615   4,014,482   3,828,086
                      ------------ ----------- ----------- -----------
    Total non-interest
     expense..........  5,439,486   5,358,261  21,800,954  20,161,823
                      ------------ ----------- ----------- -----------
    Income before
     income tax
     expense..........  5,574,871   3,339,639  17,803,989  13,673,788
Income tax expense....  2,097,900   1,218,400   6,736,100   4,387,100
                      ------------ ----------- ----------- -----------
    Income before
     minority interest  3,476,971   2,121,239  11,067,889   9,286,688
Minority interest.....          0        (737)          0      (3,109)
                      ------------ ----------- ----------- -----------
    Net income........ $3,476,971   2,121,976  11,067,889   9,289,797
                      ============ =========== =========== ===========
Basic earnings per
 share................      $0.91        0.55        2.89        2.40
                      ============ =========== =========== ===========
Diluted earnings per
 share................      $0.87        0.53        2.77        2.31
                      ============ =========== =========== ===========

----------------------------------------------------------------------




                 HMN FINANCIAL, INC. AND SUBSIDIARIES
              Selected Consolidated Financial Information
                              (unaudited)
----------------------------------------------------------------------
SELECTED FINANCIAL DATA:          Three Months Ended    Year Ended
(dollars in thousand, except per     December 31,       December 31,
 share data)                        2005      2004     2005     2004
----------------------------------------------------------------------
I. OPERATING DATA:
   Interest income................  $16,074  13,678    60,281  51,617
   Interest expense...............    6,667   5,428    24,511  20,993
   Net interest income............    9,407   8,250    35,770  30,624

II. AVERAGE BALANCES:
    Assets (1)....................  992,869 954,343   984,084 918,853
    Loans receivable, net.........  796,855 770,747   802,637 736,987
    Mortgage-backed and related
     securities (1)...............    7,677   9,833     8,509  11,225
    Interest-earning assets (1)...  948,056 907,174   940,321 874,563
    Interest-bearing liabilities..  892,773 861,977   887,464 829,929
    Equity(1).....................   91,755  85,669    89,100  84,214

III. PERFORMANCE RATIOS: (1)
    Return on average assets
     (annualized).................     1.39%   0.88%     1.12%   1.01%
    Interest rate spread
     information:
       Average during period......     3.76    3.49      3.65    3.37
       End of period..............     3.50    3.66      3.50    3.66
    Net interest margin...........     3.94    3.62      3.80    3.50
    Ratio of operating expense to
     average total assets
     (annualized).................     2.17    2.23      2.22    2.19
    Return on average equity
     (annualized).................    15.03    9.85     12.42   11.03
    Efficiency....................    48.60   56.93     51.56   55.10
                                  -------------------
                                    Dec 31, Dec 31,
                                     2005    2004
                                  -------------------
IV. ASSET QUALITY:
    Total non-performing assets...   $3,883   4,882
    Non-performing assets to total
     assets.......................     0.39%   0.51%
    Non-performing loans to total
     loans receivable, net........     0.30%   0.55%
    Allowance for loan losses.....   $8,778   8,996
    Allowance for loan losses to
     total assets.................     0.89%   0.94%
    Allowance for loan losses to
     total loans receivable, net..     1.11    1.15
    Allowance for loan losses to
     non-performing loans.........   376.88  207.30

V. BOOK VALUE PER SHARE:
    Book value per share..........   $20.59   18.95
                                  -------------------
                                     Year    Year
                                     Ended   Ended
                                    Dec 31, Dec 31,
                                     2005    2004
                                  -------------------
VI. CAPITAL RATIOS:
    Stockholders' equity to total
     assets, at end of period....      9.15%   8.72%
    Average stockholders' equity
     to average assets (1).......      9.05    9.17
    Ratio of average interest-
     earning assets to average
     interest-bearing liabilities
     (1).........................    105.96  105.38
                                  -------------------
                                     Dec 31, Dec 31,
                                      2005    2004
                                  -------------------
VII. EMPLOYEE DATA:
    Number of full time
     equivalent employees........       208     208
----------------------------------------------------------------------

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.



    CONTACT: HMN Financial, Inc., Rochester
             Michael McNeil, 507-535-1202